Exhibit 99.2

Media Contacts: Kelly Krueger Weber Shandwick 415.248.3415 kkrueger@webershandwick.com	Investor Contact: Margie Ramirez Peet's Coffee & Tea, Inc. 510.594.2100 investorrelations@peets.com

PEET'S COFFEE & TEA, INC. ANNOUNCES PRICE INCREASE

First Broad-Based Price Increase in Four Years

EMERYVILLE, Calif. - October 25, 2004 - Peet's Coffee & Tea, Inc. (NASDAQ: PEET), a specialty coffee roaster and marketer, today announced it will raise prices on brewed coffee and espresso drinks, hand-selected teas, and a selection of fresh whole bean coffees in its retail stores and web/mail order, effective October 29, 2004, due to rising operating costs in widespread areas ranging from energy to healthcare.

This is the first time Peet's has instituted a price increase on these items in four years. Despite operational improvements to offset rising costs, the company has found it necessary to raise prices to continue its unyielding commitment to deliver uncompromising quality, the foundation upon which Peet's reputation and loyal customer following has been built.

The price increase amounts to approximately 3 percent of Peet's total business. For customers who purchase Peet's coffees and teas for home brewing, this translates to a modest increase of $.02-$.03 per cup of Peet's home-brewed coffee and $.01-$.02 per cup of Peet's home-brewed tea.

ABOUT PEET'S COFFEE & TEA, INC.
Founded in Berkeley, Calif. in 1966, Peet's Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet's fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including specialty grocery and gourmet food stores, online and mail order, office and restaurant accounts and company-owned stores in the U.S. Peet's is committed to strategically growing its business and to maintaining a unique culture and focus on customer satisfaction. For information about Peet's Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet's Coffee & Tea, Inc. shares are traded under the symbol PEET.

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This press release contains statements that are not based on historical fact and are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because of the uncertainties inherent in these forward-looking statements, the Company's actual results could differ materially from those set forth in forward-looking statements. The Company's estimates regarding its operations and financial results are based on currently available operating, financial and competitive information. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, risks arising from accounting adjustments; the Company's ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers' tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 28, 2003.